Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-70342, 33-63752, 333-11975, 333-80925, 333-40540 and 333-88490) of our report dated February 18, 2005 with respect to the consolidated financial statements of Station Casinos, Inc., Station Casinos, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Station Casinos, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

Las Vegas, Nevada
March 11, 2005